                                                              EXHIBIT 10(z)
                                                              Form 10-K for 1995
                                                              File No. 1-11237





                            AT&T CAPITAL CORPORATION
                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN


                       1. Purpose. The Plan is designed to provide supplemental retirement benefits on termination of employment for a select group of management or highly compensated employees of the Company. The Plan is intended to ease the transition for eligible employees from coverage under a Frozen Plan to coverage under the RSP.
                      2. Definitions. The following words and phrases as used herein shall have the following meanings:
                      (a) "Accumulated Value" means the value of the Hypothetical Company Account as of the Participant's Date of Termination.
                      (b) "Actuarial Equivalent" means, with respect to a stated benefit or amount, a benefit or amount which has the same present value on the date payment commences as such stated benefit.
                      (c) "Actuarial Equivalent Factor" means the applicable factor based on a discount rate of 8% and the Unisex AT&T Retiree Mortality Table.

                      (d) "Administrative Committee" means the Administrative Committee of AT&T Capital Corporation.
                      (e) "Assumed Retirement Benefit" means the benefit which would have been payable to the Participant under the applicable Frozen Plan (converted, if necessary, from the normal form of benefit payable under such Frozen Plan to an Actuarial Equivalent single life annuity benefit, payable monthly, using the method of actuarial equivalence used in the applicable Frozen Plan) had the Participant remained covered by such Frozen Plan from December 31, 1993 through the Participant's Date of Termination; provided, however, that the Assumed Retirement Benefit shall not reflect any special enhancements (e.g., early retirement window programs) to the benefit formula under such Frozen Plan.
                      (f)     "AT&T" means AT&T Corp.
                      (g) "Company" means AT&T Capital Corporation and its subsidiaries.
                      (h) "Company Benefit" means the sum of the Frozen Benefit and the RSP/EBP Benefit.
                      (i) "Date of Termination" means the date on which a Participant leaves the employ of the Company.
                      (j) "Frozen Benefit" means the benefit payable to the Participant as of the Participant's Date of Termination (or at the earliest possible date of commencement, if later than such Participant's Date of Termination) under the terms of the applicable Frozen Plan, converted (if necessary) from the normal form of benefit payable under such Frozen Plan to an Actuarial Equivalent single life annuity benefit, payable monthly, using the method of actuarial equivalence used in the applicable Frozen Plan.

                       (k) "Frozen Plan" means the AT&T Management Pension Plan (the "AT&T MPP"), the AT&T Pension Plan, or the NCR Corporation Pension Plan, as applicable.

                       (l) "Hypothetical Company Account" means a hypothetical account consisting solely of the sum of the Company contributions (excluding any matching contributions) credited to the Participant's accounts through the Participant's Date of Termination, under the RSP, the AT&T Capital Corporation Excess Benefit Plan, and the AT&T Capital Corporation Compensation Limit Benefit Plan, assuming that for each calendar year interest is credited to the Hypothetical Company Account at a rate equal to the annual yield as of the last day of the prior calendar year on the 10-year U.S. Treasury Bond.

                       (m) "Participant" means a member of the Company who has met the requirements of Section 3.

                       (n) "Pay" means cash compensation from the Company before reductions for taxes or pre-tax contributions to any of the Company's employee benefit plans, including base salary, commissions, short term bonuses, and awards and payments under the Company's 1993 Annual Incentive Plan (or any successor plan) to the extent includible in taxable income, but excludes awards or payments under the Company's long term incentive award programs such as the Share Performance Incentive Plan.

                       (o) "Plan" means this AT&T Capital Corporation Supplemental Executive Retirement Plan.

                       (p) "Plan Administrator" means AT&T Capital Corporation.

                       (q) "RSP" means the AT&T Capital Corporation Retirement and Savings Plan.

                       (r) "RSP/EBP Benefit" means the benefit payable to the Participant from the Accumulated Value of the Hypothetical Company Account, expressed in the form of an Actuarial Equivalent single life annuity, payable monthly. The conversion of such Accumulated Value into an Actuarial Equivalent single life annuity shall be determined by using the same method of actuarial equivalence used in the RSP for the purpose of converting a Participant's account balance into a benefit payable in the form of a single life annuity.

                       (s) "Social Security Wage Base" means the contribution and benefit base under Section 230 of the Social Security Act.

                       3. Eligibility to Participate. A member shall be a Participant in the Plan if such member was a participant in a Frozen Plan as of December 31, 1993, and either:

               (a) was a member of the Capital Corporate Leadership Forum as of December 31, 1993, or

               (b) (i) as of December 31, 1993, was employed by the Company and either (x) had at least ten (10) years of AT&T, AT&T Capital Corporation, or NCR Corporation service, or (y) was within ten (10) years of service pension eligibility under the terms of the AT&T MPP (for this purpose, service with a company acquired by AT&T or AT&T Capital Corporation is included); and

                      (ii) either (x) had 1993 Pay of at least $115,200, or (y) had average Pay for the thirty-six (36) months immediately prior to the member's Date of Termination of at least two times the Social Security Wage Base in effect for the year of termination.

                      4. SERP Benefit. A Participant shall be eligible to receive a Supplemental Executive Retirement Plan Benefit ("SERP Benefit") if the Participant meets the requirements for service pension eligibility under the AT&T MPP, under the terms of the AT&T MPP as in effect in the year of the Participant's Date of Termination (provided, however, that if the AT&T MPP is terminated prior to the Participant's Date of Termination, the requirements for service pension eligibility under the AT&T MPP shall refer to the terms of the AT&T MPP in effect immediately prior to its termination), assuming for such purpose that the Participant had been covered by the AT&T MPP for the Participant's entire period of employment with the Company. The amount of a Participant's SERP Benefit payable under the Plan, if any, shall be determined as a monthly amount equal to the excess of:

                      (a) 95% of the Assumed Retirement Benefit, over

                      (b)     the Company Benefit.

                If the Participant terminates employment with the Company prior to attaining age 60, the Participant's SERP Benefit shall be reduced to reflect the early commencement of benefits under Section 5 by multiplying the SERP Benefit by the appropriate Actuarial Equivalent Factor (such reduced amount shall for any affected Participant hereafter be considered the SERP Benefit for all purposes under the Plan). In the event that the Frozen Benefit is not immediately payable to the Participant as of the Participant's Date of Termination, the calculation of the SERP Benefit shall assume that the amount of the Frozen Benefit is $0. In such event, the Participant's SERP Benefit shall be later reduced (by the amount of the Frozen Benefit so payable) as of the date on which the Frozen Benefit is in fact payable to the Participant.
                      5. Payment of SERP Benefit. The SERP Benefit shall be payable monthly, commencing as of the first day of the month following the month in which the Date of Termination occurs.
                      6. Source of Payments. The benefits provided under the Plan shall be paid by the Company from a grantor trust established by the Company for the purpose of paying the benefits under the Plan, at the time and in the manner provided herein. To the extent that there are insufficient assets in such trust to pay benefits under the Plan, then the Company shall pay the benefits out of the general assets of the Company.
                      7. Nontransferability of Benefits. Benefits payable under the Plan shall not be subject to any manner of assignment, pledge, alienation or anticipation by a Participant.
                      8. Administration. The Plan shall be administered on behalf of the Plan Administrator by the Vice President of Human Resources ("VPHR"). The VPHR may from time to time establish rules for the administration of the Plan that are consistent with the intent and purposes of the Plan, and which will aid in the prompt and efficient administration of the Plan. The VPHR and the Administrative Committee shall have complete discretionary authority to determine conclusively for all parties, and in accordance with the terms of the documents or instruments governing the Plan, any and all questions arising from administration of the Plan and interpretation of all plan provisions, determination of all questions relating to participation of eligible members and eligibility for benefits, determination of all relevant facts, the amount and type of benefits payable to any participant, and construction of all terms of the Plan. To the extent permitted by law, the Plan Administrator, the VPHR, and all agents and representatives of either of the foregoing shall be indemnified by the Company against any claims, and the expenses of defending against such claims, resulting from any action or conduct relating to the administration of the Plan.
                      9. Amendment and Termination. AT&T Capital Corporation reserves the right to modify, suspend, change, or amend the Plan from time to time, prospectively or retroactively, and may terminate the Plan in its entirety at any time. AT&T Capital Corporation does not guarantee the continuation of any benefits during employment, nor does it guarantee any specific level of benefits. Nothing in the Plan shall interfere with or limit in any way the right of AT&T Capital Corporation to terminate any Participant's employment at any time, or confer upon any Participant any right to continue in the employ of the Company.
                     10. Withholding. The Company shall have the right to deduct from any payment under the Plan any amount required to satisfy its obligation to withhold federal, state and local taxes.

                      11. Governing Law. The Plan shall be governed and construed in accordance with the laws of the State of New Jersey.
                      12. Effective Date. The Plan shall be effective as of January 1, 1994.

                                    Exhibit A

                          AT&T Unisex Retiree Mortality

                        Unisex                                   Unisex
        Age             Rate                     Age             Rate
        45              0.0056                   78              0.0502
        46              0.0058                   79              0.0550
        47              0.0060                   80              0.0602
        48              0.0063                   81              0.0658
        49              0.0065                   82              0.0718
        50              0.0068                   83              0.0780
        51              0.0071                   84              0.0847
        52              0.0074                   85              0.0916
        53              0.0077                   86              0.0990
        54              0.0081                   87              0.1069
        55              0.0084                   88              0.1152
        56              0.0088                   89              0.1241
        57              0.0093                   90              0.1339
        58              0.0097                   91              0.1448
        59              0.0103                   92              0.1568
        60              0.0109                   93              0.1697
        61              0.0116                   94              0.1839
        62              0.0123                   95              0.1999
        63              0.0132                   96              0.2167
        64              0.0143                   97              0.2340
        65              0.0155                   98              0.2527
        66              0.0169                   99              0.2730
        67              0.0185                  100              0.2954
        68              0.0203                  101              0.3202
        69              0.0224                  102              0.3476
        70              0.0247                  103              0.3782
        71              0.0270                  104              0.4136
        72              0.0293                  105              0.4557
        73              0.0320                  106              0.5063
        74              0.0348                  107              0.5672
        75              0.0381                  108              0.6402
        76              0.0417                  109              0.7275
        77              0.0458                  110              0.8874